Exhibit 99.1

Contact:	Allen & Caron Inc.	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	Stephen Pedroff, Marketing Communications
	949-474-4300	650-314-3400
	jill@allencaron.com	dstewart@ritamed.com
	len@allencaron.com	spedroff@ritamed.com

RITA MEDICAL SYSTEMS RAISES APPROXIMATELY $12 MILLION IN

PRIVATE PLACEMENT OF COMMON STOCK

Mountain View, Calif., November 26, 2004, RITA Medical Systems, Inc. (Nasdaq: RITA) announced today that it has entered into definitive agreements with a group of institutional and accredited investors for a $12 million private placement of newly issued shares of common stock and the concurrent issuance of warrants to purchase additional shares of common stock. The Company issued approximately 4.4 million shares of RITA common stock at a price of $2.75 per share, which represents a slight premium to the 5 day average closing price ending on November 23, 2004. In addition, the Company issued warrants to purchase approximately 3.3 million additional shares of common stock. The warrants have an initial exercise price of $4.00 per share (subject to adjustment in certain circumstances) which represents a 47 percent premium to the 5 day average closing price ending on November 23, 2004. Wells Fargo Securities, LLC served as sole placement agent for the transaction.

Net proceeds of approximately $11.0 million received from the private placement are expected to fund working capital and general corporate purposes. The securities sold in this private placement have not yet been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. The Company expects to file a registration statement on Form S-3 within 10 days subsequent to the closing of the transaction for purposes of registering the resale of the shares of common stock issued in the private placement and the shares of common stock to be issued upon exercise of the warrants.

This notice is issued pursuant to Rule 135c under the Securities Act of 1933 and does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About RITA Medical Systems, Inc.

RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company’s oncology product lines include implantable ports, some of which feature its proprietary VTX® technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radio frequency energy to heat tissue to a high enough temperature to ablate it or cause cell death. In March 2000, RITA became the first RFA Company to receive specific FDA clearance for unresectable liver lesions in addition to its previous general FDA clearance for the ablation of soft tissue. In October 2002, RITA again became the first company to receive specific FDA clearance, this time, for the palliation of pain associated with metastatic lesions involving bone.

The statements in this news release related to the use of the Company’s technology and the Company’s future financial and operating performance are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

# # # #